EXHIBIT 10.1

      FIRST AMENDMENT AND WAIVER (this "Amendment"), dated as of June 28, 2002, to LOAN AND SECURITY AGREEMENT, dated as of September 24, 2001 (as amended, modified or supplemented from time to time, the "Loan Agreement"), by and among LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LaSalle"), and PROTECTIVE APPAREL CORPORATION OF AMERICA, a New York corporation ("PACA"), POINT BLANK BODY ARMOR, INC., a Delaware corporation ("Point Blank"), and NDL PRODUCTS, INC., a Florida corporation ("NDL", and with PACA and Point Blank, collectively, the "Borrowers" and each, a "Borrower"), and DHB INDUSTRIES, INC., a Delaware corporation (f/k/a DHB Capital Group, Inc., the "Parent"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

      WHEREAS, the Borrowers and Parent have requested that LaSalle consent to an increase in the Maximum Revolving Loan Limit and to the modification of certain other terms and provisions contained in the Loan Agreement; and

      WHEREAS, the Borrowers and Parent have requested that LaSalle consent to the payment and satisfaction in full of the remaining outstanding principal balance of the Shareholder Debt and all accrued interest thereon, and to the redemption or repurchase by the Parent of certain preferred stock; and

      WHEREAS, LaSalle has consented to such requests, on the terms and subject to the satisfaction of the conditions contained in this Amendment;

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section One.   Amendments.      Effective upon the satisfaction of the conditions set forth in Section Three hereof, the Loan Agreement shall be and is hereby amended as follows:

     (a)   Section 1.    Definitions.      Section 1 of the Loan Agreement is amended by deleting the defined term "Payment Condition" and the definition thereof, and by adding the new defined terms and definitions of "Adjusted Excess Cash Flow," "First Amendment", "First Amendment Equity Infusion", "2002 Payment Conditions", "Post-2002 Payment Conditions" and "Preferred Stock", all in the appropriate alphabetical order:

"Adjusted Excess Cash Flow" shall mean for the period of the last two fiscal quarters of the Fiscal Year ending December 31, 2002, EBITDA for such period, minus taxes of Parent and its Subsidiaries paid during such period and any distributions made to Parent's shareholders during such period in respect of taxes for such period, minus non-PIK interest payable during such period, minus actual principal payments made with respect to long-term debt during such period, minus all unfinanced Capital Expenditures during such period on a consolidated basis, without taking into consideration any insurance proceeds received by Parent or any Borrower in payment of damages incurred by Parent or such Borrower as result of Hurricane Irene in October 1999.

"First Amendment" shall mean the First Amendment to this Agreement, dated as of June 28, 2002."

"First Amendment Equity Infusion" shall have the meaning specified in Section 13(m) hereof."

"Post 2002 Payment Conditions" shall have the meaning specified in Section 13(e)(ii)(b) hereof."

"Preferred Stock" shall have the meaning specified in Section 13(r) hereof."

"2002 Payment Conditions" shall have the meaning specified in Section 13(e)(ii)(a) hereof."

     (b)   Section 2(a).     Revolving Loans.    Section 2(a) of the Loan Agreement is amended by (1) deleting clause (ii) thereof in its entirety and substituting in lieu thereof the following new clause (ii):

"(ii) Up to the least of the following amounts: (I) Thirteen Million and No/100 Dollars ($13,000,000), (II) an amount equal to the sum of (x) up to fifty-five percent (55%) of the lower of cost or market value of Eligible Inventory consisting of raw materials, plus (y) the lesser of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) and up to fifty-five percent (55%) of the lower of cost or market value of Eligible Inventory consisting of finished goods, plus (z) the lesser of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) and up to twenty-five percent (25%) of the lower of cost or market value of Eligible Inventory consisting of work-in-process; and (III) an amount equal to up to eighty percent (80%) of the orderly liquidation value of Eligible Inventory consisting of raw materials, work-in-process and finished goods, where cost shall be determined based on the first-in-first-out method, and orderly liquidation value shall be determined based on the then most recent appraisal of inventory of Borrowers performed by The Buxbaum Group (or other appraisal company satisfactory to Lender); provided, that, after applying the applicable advance rates set forth above in this clause (ii), in no event shall Lender make any Revolving Loans against the value of Eligible Inventory located at premises which are neither owned nor leased by the applicable Borrower in an amount to exceed One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000) at any one time; plus"

and by (2) deleting clause (y) of the proviso found immediately after clause (iv) therein in its entirety and substituting in lieu thereof the following new clause (y):

"(y) the Revolving Loan Limit with respect to Revolving Loans made to all Borrowers, at any one time outstanding, shall in no event exceed Twenty-Five Million and No/100 Dollars ($25,000,000) (the "Maximum Revolving Loan Limit")."

     (c)   Section 4(c).    Fees and Charges.    Section 4(c) is amended by deleting clause (ii) thereof in its entirety and substituting in lieu thereof the following:

"(ii) Unused Line Fee. The Borrowers jointly and severally agree to pay to Lender an unused line fee of one-quarter of one percent per annum (0.25%) of the difference each month between (i) the Maximum Revolving Loan Limit and (ii) the average daily balance of the Revolving Loans, plus the outstanding Letter of Credit Obligations, in each case for such month; provided, that such fee shall be three-eighths of one percent per annum (0.375%) for any month in which such difference is less than Four Million and No/100 Dollars ($4,000,000). Said fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month for the previous month, and shall be calculated on the basis of a 360 day year."

     (d)    Section 12(k).    Shareholder Debt.   Section 12(k) is amended by deleting it in its entirety and substituting in lieu thereof the following:

"(k) Shareholder Debt.

After giving effect (i) on or about the date of this Agreement to the repayment of Six Million and No/100 Dollars ($6,000,000) of principal and accrued interest on the Shareholder Debt, there shall be outstanding at all times (except to the extent paid out of the proceeds of life insurance policies (other than the Life Insurance Policy) on the life of David H. Brooks) at least Ten Million and No/100 Dollars ($10,000,000) of principal (when aggregated with any accrued and unpaid interest thereon) of the Shareholder Debt, and, (ii) on and after the effective date of the First Amendment, the outstanding principal amount of the Shareholder Debt may be repaid and thereby reduced solely in accordance with the terms of this Agreement."

     (e)   Section 13(e).    Dividends and Distributions.   Section 13(e) is amended by deleting it in its entirety and substituting in lieu thereof the following:

"(e) Dividends and Distributions.

No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if it is a corporation) or on account of any equity interest in itself (if it is a partnership, limited liability company or other type of entity), except to the extent permitted under subsections 13(f), (l), (m) or (r) hereof, and solely for the purposes described therein; provided, however, that, in addition to the foregoing, (i) the Borrowers may, on or about the date of this Agreement, pay dividends to Parent for the purpose of (A) the repayment by Parent of principal of the Shareholder Debt, which dividends, when aggregated with any loans made by the Borrowers to Parent on or about the date of this Agreement pursuant to Section 13(f) hereof for the purpose of repayment by Parent of the Shareholder Debt, shall not exceed Six Million and No/100 ($6,000,000) and (B) the payment of accrued and unpaid interest on the Shareholder Debt; and (ii) (a) the Borrowers may pay dividends to Parent which in the aggregate do not exceed an amount equal to the lesser of (x) Three Million and No/100 Dollars and (y) fifty percent (50%) of Adjusted Excess Cash Flow, minus any amounts loaned to Parent pursuant to Section 13(f)(ii)(a) and minus the proceeds of the First Amendment Equity Infusion, if any, utilized to repay the Shareholder Debt in accordance with Section 13(m); provided, further that the following conditions (the "2002 Payment Conditions") shall have been, or shall be, met at the time of such proposed payment pursuant to clause (ii)(a) above: (A) the proceeds of any such proposed payment made to Parent shall only be used to repay the outstanding principal of and accrued and unpaid interest on the Shareholder Debt; (B) no Default or Event of Default shall have occurred and be continuing on the date of, and immediately after giving effect to, such proposed payment; (C) Adjusted Availability on the date of the proposed payment, and immediately after giving effect thereto, shall be not less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) and (D) such payment shall be made no later than the fifth day after receipt by Lender of Parent's audited financial statements for the Fiscal Year ending December 31, 2002, so long as Lender shall have received such financial statements within the time period specified in Section 9(c)(ii); and (b) with respect to the Fiscal Year ending on December 31, 2003 and each Fiscal Year thereafter, the Borrowers may pay dividends to Parent which in the aggregate do not exceed an amount equal to twenty-five percent (25%) of Excess Cash Flow for each such Fiscal Year, minus any amounts loaned to Parent pursuant to Section 13(f)(ii)(b) hereof; provided, further that the following conditions (the "Post 2002 Payment Conditions") shall have been, or shall be, met at the time of such proposed payment pursuant to clause (ii) above: (A) the proceeds of any such proposed payment made to Parent shall only be used to (i) repay the outstanding principal and accrued and unpaid interest on the Shareholder Debt or (ii) repurchase or redeem shares of the common stock of Parent; (B) no Default or Event of Default shall have occurred and be continuing on the date of, and immediately after giving effect to, such proposed payment; (C) Adjusted Availability on the date of the proposed payment, and immediately after giving effect thereto, shall be not less than Three Million and No/100 Dollars ($3,000,000) and (D) Lender shall have received the annual audited financial statements for the most recently ended Fiscal Year and (E) such financial statements shall indicate that Net Income for such Fiscal Year shall not have been less than Three Million and No/100 Dollars ($3,000,000)."

     (f)    Section 13(f).    Investments; Loans.   Section 13(f) is amended by deleting it in its entirety and substituting in lieu thereof the following:

"(f) Investments; Loans.

No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States; provided, that the Borrowers may make investments in joint ventures in one or more transactions in an aggregate amount not to exceed Five Hundred Thousand and No/100 Dollars ($500,000) in any one Fiscal Year (each a "Permitted JV Investment", and collectively, the "Permitted JV Investments"); provided, however, that the maximum liability which the Borrowers can incur in connection with any one Permitted JV Investment shall be limited to the amount invested therein; and provided, further, that such Permitted JV Investments, when aggregated with the Permitted Acquisitions made in any one Fiscal Year pursuant to Section 13(d) hereof, shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) in any one Fiscal Year; nor shall any Borrower lend or otherwise advance funds to any Person, except to the extent permitted under Sections 13(e), (l) or (m) hereof, and solely for the purposes described therein, and except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business; provided, however, that, in addition to the foregoing, (i) the Borrowers may, on or about the date of this Agreement, make loans to Parent for the purpose of (A) the repayment by Parent of principal of the Shareholder Debt, which loans, when aggregated with any dividends paid by the Borrowers to Parent on or about the date of this Agreement pursuant to Section 13(e) hereof for the purpose of repayment by Parent of principal of the Shareholder Debt, shall not exceed Six Million and No/100 Dollars ($6,000,000) and (B) the payment of accrued and unpaid interest on the Shareholder Debt; and (ii) (a) the Borrowers may make loans to Parent which in the aggregate do not exceed an amount equal to the lesser of (x) Three Million and No/100 Dollars and (y) fifty percent (50%) of Adjusted Excess Cash Flow, minus any amounts paid to Parent in the form of a dividend pursuant to Section 13(e)(ii)(a) and minus the proceeds of the First Amendment Equity Infusion, if any, utilized to repay the Shareholder Debt in accordance with Section 13(m); provided, further that the 2002 Payment Conditions shall have been, or shall be, met at the time of such proposed loan; and (b) with respect to the Fiscal Year ending on December 31, 2003 and each Fiscal Year thereafter, the Borrowers may make loans to Parent which in the aggregate do not exceed an amount equal to twenty-five percent (25%) of Excess Cash Flow for such Fiscal Year, minus any amounts paid to Parent in the form of a dividend pursuant to Section 13(e)(ii)(b) hereof; provided, further that the Post 2002 Payment Conditions shall have been, or shall be, met at the time of such proposed loan pursuant to clause (ii) above."

     (g)   Section 13(m).    Shareholder Debt.   Section 13(m) is amended by deleting it in its entirety and substituting in lieu thereof the following:

"(m) Shareholder Debt.

In addition to the amounts which are permitted to be paid as a dividend by the Borrowers to Parent pursuant to subsections 13(e) and (l) hereof, or loaned by Borrowers to Parent pursuant to subsections 13(f) and (l) hereof, so long as no Event of Default shall have occurred and be continuing, or shall occur as a result of such dividend payment or loan, the Borrowers may pay dividends and make loans to Parent; provided that the proceeds thereof are used concurrently by Parent solely to fund scheduled payments of interest on and/or payments of accrued interest on and/or payments of principal of the Shareholder Debt; and provided further that Parent will not, without the prior written consent of Lender, (i) modify or amend any material term or provision of the documents or instruments evidencing the Shareholder Debt or the agreements pursuant to which the Shareholder Debt is governed, except in accordance with Section 13(q) hereof, or (ii) make any payment or prepayment of interest on or principal of the Shareholder Debt, except for such scheduled installments of interest thereon and principal thereof as are in effect on the date of this Agreement, accrued interest thereon and those prepayments of principal thereof allowed pursuant to Sections 13(e) and (f) hereof; provided further, that the Parent shall be permitted (i) to repay up to $4,000,000 and No/100 Dollars ($4,000,000) of the principal of the Shareholder Debt with the proceeds of Revolving Loans which are borrowed no earlier than the effective date of the First Amendment and no later than the fifth day after the effective date of the First Amendment, so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of, and immediately after giving effect to, such repayment and (B) Adjusted Availability on the date of such repayment, and immediately after giving effect to such repayment, shall be not less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000); provided, further, that the Parent may repay the outstanding principal of and accrued and unpaid interest on the Shareholder Debt in an amount not to exceed Three Million and No/100 Dollars ($3,000,000) using (i) proceeds from either the issuance of common stock of the Parent or the exercise of warrants for the purchase of such common stock, which proceeds are received by Parent on or after the effective date of the First Amendment (the "First Amendment Equity Infusion") and/or (ii) any amounts paid to Parent for such purpose in accordance with Sections 13(e)(ii)(a) or 13(f)(ii)(a), so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of, and immediately after giving effect to, any such repayment, (B) Adjusted Availability on the date of any such repayment, and immediately after giving effect thereto, shall be not less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000), (C) any such repayment shall be made no earlier than the effective date of the First Amendment and no later than the tenth day after receipt by Lender of Parent's audited financial statements for the Fiscal Year ending December 31, 2002, so long as Lender shall have received such financial statements within the time period specified in Section 9 (c) (ii)."

     (h)   Section 13(r).    Preferred Stock.    The following new Section 13(r) is hereby added to the Agreement immediately following Section 13(q):

"(r) Preferred Stock.

As used herein, the term "Preferred Stock" shall mean the $3,000,000 aggregate principal amount of preferred stock of the Parent, having a par value of $.001 per share, 500,000 shares of which were issued by the Parent to David Brooks in January 2002. The Parent shall be permitted to repay or redeem any or all of the shares of the Preferred Stock solely with the proceeds of the First Amendment Equity Infusion at any time and from time to time on any date which is (i) on or after the effective date of the First Amendment and (ii) prior to January 1, 2003; provided (A) no Default or Event of Default shall have occurred and be continuing on the date of, and immediately after giving effect to, such repayment or redemption and (B) Adjusted Availability on the date of such repayment or redemption, and immediately after giving effect thereto, shall be not less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000)."

     Section Two.   Consent and Waiver.

     (a)      Notwithstanding anything to the contrary contained in the Subordination Agreement by and between LaSalle and David H. Brooks, dated as of September 24, 2001, any and all payments and prepayments of principal of the Shareholder Debt that the Parent is permitted to make pursuant to, and in accordance with the terms and subject to the conditions contained in, Sections 13(e), (f) and (m) of the Loan Agreement, as amended by the First Amendment, may be retained by David H. Brooks.

     (b)      LaSalle hereby acknowledges and consents to the issuance by Parent of the Preferred Stock, and the conversion during January 2002 of Shareholder Debt in the aggregate principal amount of $3,000,000 to $3,000,000 of Preferred Stock, effectively reducing the outstanding principal amount of the Shareholder Debt to approximately $7,000,000. Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Three hereof, LaSalle hereby waives the Event of Default (i) under Sections 12(k) and 13(m) of the Loan Agreement caused by such conversion of the Shareholder Debt during January 2002 and (ii) under Section 12(l) of the Loan Agreement, as the Parent is not in good standing in the State of New York (the "Designated Defaults"); provided, however, that nothing contained herein shall be deemed to be a waiver of any other Event of Default, whether or not the Lender has any knowledge thereof, nor shall anything contained herein be deemed to be a waiver of any future Event of Default whatsoever.

     Section Three.   Conditions Precedent.       This Amendment shall become effective on the date when all of the following conditions, the satisfaction of each of which is a condition precedent to the effectiveness of this Amendment, shall have occurred or shall have been waived in writing by LaSalle.

     (a)      LaSalle shall have received and reviewed each of the following, which shall be in form and substance reasonably satisfactory to it:

(i)	this Amendment, duly executed by each Borrower and Parent, and by David H. Brooks;

(ii)	an Amended and Restated Revolving Note, in the form of Exhibit A hereto, in the principal amount of $25,000,000, duly executed by each Borrower;

(iii)	an opinion of counsel to the Borrowers and Parent regarding each Borrower's and Parent's due incorporation, valid existence, good standing and power and authority to execute this Amendment, the due authorization, execution and delivery of this Amendment by each Borrower and Parent, the enforceability of this Amendment against each Borrower and Parent, and such other matters as LaSalle and its counsel may reasonably require;

(iv)	a Certificate of the Secretary or Assistant Secretary of each Borrower and of Parent (A) relating to the adoption of resolutions by each such Borrower's and Parent's respective Board of Directors approving this Amendment and the other documents executed or delivered in connection herewith by such party, (B) certifying that no amendments have been made to each such Borrower's or Parent's Certificate of Incorporation, as amended, other than the Certificate of Designations and Preferences executed on December 14, 2001, and each such Borrower's or Parent's by-laws, as amended, since September 24, 2001, and (C) further certifying the names and incumbency of officers of each such Borrower and of Parent authorized to sign this Amendment and all other documents executed or delivered in connection herewith, and the names and validity of signatures of such officers.

     (b)      LaSalle shall have received payment, in cash, of an amendment fee in the amount of $30,000, which fee shall be non-refundable and deemed fully earned when paid, and the Borrowers authorize LaSalle to charge any loan account of the Borrowers for such fee.

     (c)      All representations and warranties set forth in the Loan Agreement (except for such inducing representations and warranties that were only required to be true and correct as of a prior date) shall be true and correct in all material respects on and as of the effective date hereof, and no Default or Event of Default shall have occurred and be continuing, other than the Designated Defaults.

     (d)      No event or development shall have occurred since December 31, 2001 which event or development has had or is reasonably likely to have a Material Adverse Effect.

     (e)      LaSalle shall have received a certificate from each Borrower and Parent, executed by the chairman of each such party, as to the truth and accuracy of paragraphs (c) and (d) of this Section Three.

     (f) LaSalle shall have received evidence, reasonably satisfactory to it, of the receipt by the Parent, prior to the date of this Amendment, of $4,700,000 in cash as a result of the exercise of certain warrants issued by the Parent.

     (g)      The aggregate outstanding principal amount of the Term Loan shall have been repaid in full with the proceeds of borrowings of Revolving Loans.

     (h)      All corporate and legal proceedings and all documents and instruments executed or delivered in connection with this Amendment shall be satisfactory in form and substance to LaSalle and its counsel, and LaSalle and its counsel shall have received all information and copies of all documents which it or its counsel may have reasonably requested in connection herewith and the matters contemplated hereunder, such documents, when requested by them, to be certified by appropriate corporate authorities.

     (i)      There shall be no action, suit or proceeding pending or to any Borrower's or Parent's knowledge overtly threatened against any Borrower or Parent before any court (including any bankruptcy court), arbitrator or governmental or administrative body or agency which challenges or relates to the consummation of this Amendment or the other transactions contemplated herein.

     (j)      LaSalle shall have received such further agreements, consents, instruments and documents as may be necessary or proper in the reasonable opinion of LaSalle and its counsel to carry out the provisions and purposes of this Amendment.

     Section Four.    Representations and Warranties.    Each Borrower and Parent each hereby represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to LaSalle that:

     (a)      Each Borrower and Parent has the corporate or other power, authority and legal right to execute, deliver and perform this Amendment and the other instruments, agreements, documents and transactions contemplated hereby to which it is a party, and has taken all actions necessary to authorize the execution, delivery and performance of this Amendment and the other instruments, agreements, documents to which it is a party and the transactions contemplated hereby and thereby;

     (b)      No consent of any Person (including, without limitation, stockholders or creditors of any Borrower or Parent, as the case may be) other than LaSalle, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery and performance by each Borrower and Parent, or the validity or enforceability against such parties, of this Amendment and the other instruments, agreements, documents and transactions contemplated hereby to which they are a party;

     (c)      This Amendment has been duly executed and delivered on behalf of each Borrower and Parent by their respective duly authorized officers, and constitutes the legal, valid and binding obligation of such Borrower and Parent, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally or equitable remedies (whether arising in a proceeding at law or in equity);

     (d)      No Borrower or Parent is in material default under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it may be bound. Neither the execution and delivery of each of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation, or (ii)result in or cause a violation by any Borrower or Parent of any order or decree of any court or government instrumentality, or (iii)conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, material agreement or other material instrument to which each such Borrower or Parent is a party or by which any of them may be bound, or (iv)result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of each such Borrower or Parent, except in favor of LaSalle, to secure the Liabilities, or (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock or similar equity instrument of each such Borrower or Parent;

     (e)      After giving effect to this Amendment, no Default or Event of Default shall have occurred and is continuing;

     (f)      Since the date of Parent's consolidated and consolidating financial statements for the Fiscal Year ended December 31, 2001, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect;

     (g)      Upon execution of this Amendment and the satisfaction of the conditions set forth in Section Three hereof, each of Parent and each Borrower, each in its capacity as Guarantor under the Loan Agreement, agrees that the term "Liabilities" shall include any and all Liabilities arising under the Loan Agreement, as amended by this Amendment, including but not limited to any and all Revolving Loans resulting from the increase in the Maximum Revolving Loan Limit from $15,500,000 to $25,000,000 and all interest accruing on such Revolving Loans;

     (h)      Parent and its Subsidiaries, taken as a whole, are, and after giving effect to the transactions contemplated by this Amendment, will be, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Amendment or any of the other agreements instruments being executed in connection herewith or by completion of the transactions contemplated hereunder or thereunder.

     Section Five.    Termination of Certain Commitment.

      Effective upon the satisfaction of the conditions set forth in Section Three hereof, LaSalle hereby terminates its commitment to make Capital Expenditure Loans to any Borrower, and each of the Parent and the Borrowers consents to such termination.

     Section Six.    Covenant.

      Parent shall take all steps necessary to become qualified to transact business in the State of New York, and shall be so qualified within sixty (60) days of the effective date of this Amendment.

     Section Seven.   General Provisions.

     (a)     Except as herein expressly amended, the Loan Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

     (b)      All references in the Other Agreements to the Loan Agreement shall mean the Loan Agreement as amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Loan Agreement to "this Agreement," "hereof," "herein," or similar terms, shall mean and refer to the Loan Agreement as amended by this Amendment.

     (c)     This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all which shall constitute one and the same agreement.

     (d)     This Amendment shall be governed and controlled by the internal laws of the State of New York.

     (e)      Nothing contained in this Amendment shall be deemed to constitute a waiver of any Default or Event of Default (other than the Designated Defaults), whether or not LaSalle has knowledge thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, LaSalle, each Borrower and Parent have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

LASALLE BUSINESS CREDIT, INC.

By: ___________________________________
Name:
Title:

PROTECTIVE APPAREL CORPORATION OF AMERICA

By: ____________________________________
Name:
Title:

POINT BLANK BODY ARMOR, INC.

By: ____________________________________
Name:
Title:

NDL PRODUCTS, INC.

By: ____________________________________
Name:
Title:

DHB INDUSTRIES INC.

By: ____________________________________
Name:
Title:
ACKNOWLEDGED AND CONSENTED TO: DAVID H. BROOKS ________________________________________